EXHIBIT 23.4
CONSENT OF PRX GEOGRAPHIC
PRX Geographic prepared the feasibility study dated April 6, 2006. We hereby consent to the inclusion of information from that feasibility study in the Form SB-2 Registration Statement of Homeland Energy Solutions, LLC and to the reference to our Firm under the caption “Experts” in the Prospectus included therein.

/s/ Martin D. Ruikka
PRX Geographic

Chelsea, Michigan
October 10, 2006